Exhibit 15(a)(i)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-99785, 333-89508, 333-104691, 333-126139, 333-181334 and 333-197846) of InterContinental Hotels Group PLC of our reports dated 22 February 2021, with respect to the Consolidated Financial Statements of InterContinental Hotels Group PLC, and the effectiveness of internal control over financial reporting of InterContinental Hotels Group PLC, included in this Annual Report (Form 20-F) for the year ended 31 December 2020.

/s/ Ernst & Young LLP

London, England
3 March 2021